MSGI SECURITY SOLUTIONS ACQUIRES AONET INTERNATIONAL SRL

        Leading Italy-Based Company Delivers State-of-the-Art Data Center
              For Safeguarding Transmissions in Law Enforcement and
                          Global Commerce Applications


New York, New York, June 2, 2005 - MSGI Security Solutions, Inc. (Nasdaq: MSGI) today announced that it has taken the second in a series of material events to expand its presence in Europe by acquiring AONet International, SrL., a leading Milan-based application infrastructure service provider.

AONet (Always On Networks) represents the infrastructural centerpiece of the MSGI service offerings, which are focused on gathering - and disseminating - intelligence for global law-enforcement and anti-terrorism initiatives. MSGI is strategically focused on devising product and service solutions to strengthen public safety and homeland security. The AONet acquisition will directly support the company's strategic plan and corporate growth objectives.

The AONet Data Center has been significantly upgraded to keep pace with clients' ever-increasing requirements for secure data housing and transmissions. More than 8 million Euros (approximately $10 million) has been invested in the facility to achieve the highest levels of data security and technological durability. AONet concluded its first year of business in 2004 with sales of 2.5 million Euros (approximately $3 million) operating profitably. Financial due diligence was conducted by the accounting firm of Ernst & Young.

As an application infrastructure service provider, AONet International's outsourcing business supports information and communication technology processes for clients throughout Italy. Specifically, the AONet Data Center, which has 54 employees, supports application hosting, network solution design and management, remote service and on-site support, managed security, and disaster recovery and business continuity. The secure facility consists of 4 floors representing more than 25,000 square feet. Jeremy Barbera, Chairman and CEO of MSGI Security Solutions, said, "The acquisition of AONet International represents a vital new addition to our technology-based service offerings. Chief among AONet's assets is its state-of-the-art Data Center. This impressive facility will be utilized by MSGI's public and private sector clients to catalog, house, and securely disseminate critical information employed in law enforcement and public safety applications, as well as in international commerce. "Not only will this acquisition accelerate the consolidation of our operating activities in Italy, it will also expedite our strategic expansion throughout Europe and the United States," Mr. Barbera added.

Powerful synergies exist between AONet International and MSGI Security Solutions' existing businesses. AONet will continue to work closely with Excelsa SpA; one of Europe's leading providers of outsourced video surveillance and security solutions for both civilian and military services customers. The most immediate opportunity will be derived from the lawful interception platform which includes a fully featured and easy-to-use means of gathering intelligence over telephony communications. Additionally, Excelsa is the OEM provider of IP video surveillance services for Telecom Italia, including content storage in secure Data Centers.

AONet will also build new programs with Innalogic LLC - MSGI's wireless software development and network engineering firm. Innalogic, which works with clients such as the U.S. Department of Homeland Security, specializes in developing secure, encrypted software that delivers rich-media content (video, audio, biometric, sensor data, etc.) to wirelessly enabled mobile devices over wireless or wired networks. Innalogic is now finalizing development of a proprietary software encryption product, which is designed to maximize data security within wireless devices.

About AONet International Srl:
AONet International (http://www.aonet.it) is a leading provider of outsourced IT infrastructure, Operating System & Database application know-how, as well as ASP Enabling and 24x7 Business Continuity (redundancy, security) services. Users of AONet services include government agencies, large corporate accounts and medium and small firms. For more details in English, download the Company Brochure at: http://www.msgisecurity.com/contact

About MSGI:
MSGI Security Solutions, Inc. (Nasdaq: MSGI) is an international proprietary solutions provider developing a combination of innovative emerging businesses that leverage information and technology. MSGI is principally focused on the homeland security, public safety and law-enforcement services industry. The Company is headquartered in New York City, and has regional offices in Washington DC; and Milan, Italy. MSGI acquires material interests in high-growth technology and software development businesses. These firms are led by successful entrepreneurs and experienced management teams that have developed end-to-end client solutions that meet current and emerging market needs.

The Company is currently comprised of three operating companies and a significant unconsolidated investment which collectively deliver a powerful array of strategic synergies for cross-selling and joint product development. MSGI is engaged in an ongoing corporate growth program whose focus is acquisitions, strategic alliances and co-branding relationships in the United States and Europe. More information on MSGI is available on the Company's website at: http://www.msgisecurity.com.


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